Exhibit 10.1

FIFTH AMENDMENT TO OFFICE LEASE

This Fifth Amendment to Office Lease (this "Fifth Amendment"), dated October 27, 2017, is made by and between DE PARK AVENUE 10880, LLC, a Delaware limited liability company ("Landlord"), with offices at 808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401, and PUMA BIOTECHNOLOGY, INC., a Delaware corporation ("Tenant"), with offices at 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024.

WHEREAS,

A.    CA-I 0880 Wilshire Limited Partnership, a Delaware limited partnership ("CA-10880"), Landlord's predecessor-in-interest, pursuant to the provisions of that ce1tain Office Lease dated October 4, 2011 (the "Original Lease"), as amended by that ce1tain Lease Term Commencement Letter dated January 10, 2012 (the "Term Commencement Letter 1"), that certain First Amendment dated November 28, 2012 (the "First Amendment"), that certain Lease Term Commencement Letter dated January 9, 2013 (the "Term Commencement Letter 2"), that certain Second Amendment dated December 3, 2013 (the "Second Amendment"), that certain Lease Term Commencement Letter dated January 14, 2014 (the "Term Commencement Letter 3"), that certain Third Amendment dated March 18, 2014 (the "Third Amendment"), and that certain Fou1th Amendment dated July 31, 2015 (the "Fourth Amendment"), leased to Tenant and Tenant leased from CA-10880 space in the prope1ty located at 10880 Wilshire Boulevard, Los Angeles, California 90024 (the "Building"), commonly known as Suites 1700, 2000, 2020, and 2150 (collectively, the "Existing Premises");

B.    Landlord subsequently acquired all of CA-10880's interest, right and title in and to the real prope1ty and Building in which the Premises are located, becoming successor-in-interest to CA I 0880 and landlord under the Original Lease, as amended;

C.    Tenant wishes to expand its occupancy within the Building to include additional office space commonly known as Suite 2100 (the "Expansion Space") and consisting of approximately 13,916 rentable square feet, as shown on Exhibit A attached hereto, which expansion Landlord has conditionally permitted, contingent upon Landlord obtaining legal possession of the Expansion Space from the tenant currently in possession of the Expansion Space; and

D.    Landlord and Tenant, for their mutual benefit, wish to revise certain other covenants and provisions of the Original Lease, as amended.

NOW, THEREFORE, in consideration of the covenants and provisions contained herein, and other good and valuable consideration, the sufficiency of which Landlord and Tenant hereby acknowledge, Landlord and Tenant agree:

1.        Confirmation of Defined Terms. Unless modified herein, all terms previously defined and capitalized in the Original Lease, as amended, shall hold the same meaning for the purposes of this Fifth Amendment. The Original Lease, as modified by the Term Commencement Letter 1, the First Amendment, the Term Commencement Letter 2, the Second Amendment, the Term Commencement Letter 3, the Third Amendment, the Fourth Amendment and this Fifth Amendment, shall hereinafter be referred to as the "Lease."

2.        Delivery of the Expansion Space; Expansion Date and Expansion Term. Landlord shall deliver the Expansion Space to Tenant on February 1, 2018, contingent upon Landlord obtaining legal possession of the Expansion Space from the tenant currently in possession of the Expansion Space. The term of the lease by Tenant of the Expansion Space (the "Expansion Term") and Tenant's obligation to pay Monthly Base Rent shall commence on the earlier of the date Tenant commences operation of its business in the Premises or May l, 20 I 8 (the "Expansion Date"), and shall expire, unless otherwise sooner terminated pursuant to the terms of the Lease, at 11:59 p.m. on March 31, 2026 (the "Termination Date"). Tenant shall accept possession of the Expansion Space in its "as-is" condition without any representations or warranties from Landlord as to the condition of the Expansion Space. Tenant shall be permitted to construct improvements in the Expansion Space in accordance with Exhibit B attached hereto. Tenant shall be entitled to a Tenant Improvement Allowance (as defined in Exhibit B) from Landlord to be disbursed in accordance with Exhibit B attached hereto. Tenant shall deliver to Landlord a copy of its ce1tificate of insurance prior to Landlord delivering the Expansion Space to Tenant, which certificate of insurance shall evidence the insurance for the Expansion Space consistent with Tenant's insurance required for the Existing Premise.

FIFTH AMENDMENT TO OFFICE LEASE

3.        Expansion of Premises. Effective as of the Expansion Date, the rentable area of the Premises shall be increased from 51,740 square feet to 65,656 square feet, and the definition of the Premises shall be revised to include both the Existing Premises and the Expansion Space, and wherever in the Lease the word "Premises" is found, it shall thereafter refer to both the Existing Premises and the Expansion Space together, as if the same had been originally included in said Lease.

4.        Monthly Base Rent - Expansion Space. As of the Expansion Date, Tenant shall pay the Monthly Base Rent as follows:

Period	Monthly Base Rent
May 1, 2018 through April 30, 2019	$62,622.00
May 1, 2019 through April 30, 2020	$64,813.77
May 1, 2020 through April 30, 2021	$67,082.25
May 1, 2021 through April 30, 2022	$69,430.13
May 1, 2022 through April 30, 2023	$71,860.19
May 1, 2023 through April 30, 2024	$74,375.29
May 1, 2024 through April 30, 2025	$76,978.43
May 1, 2025 through March 31, 2026	$79,672.67

Concurrent with Tenant's execution and delivery to Landlord of this Fifth Amendment, Tenant shall pay to Landlord the Monthly Base Rent due for the first month of the Expansion Term. All payments of Monthly Base Rent shall be made in immediately available funds.

Notwithstanding the foregoing, Tenant shall be permitted to abate fifty percent (50%) of the Monthly Base Rent due for the months of August 2018, September 2018, August 2019 and September 2019 (collectively, the amount of Monthly Base Rent deferred shall be referred to herein as the "Rent Abatement Amount"). So long as Tenant is not in Default (as defined in Section 19 of the Original Lease) during the Expansion Term, the entire Rent Abatement Amount shall be abated and forgiven as of September 30, 2019; provided, however, that if Tenant is in Default prior to September 30, 2019, then Tenant shall pay to Landlord upon demand the entire Rent Abatement Amount due for the Expansion Space for the month(s) of the Expansion Term prior to the occurrence of such Default, and Tenant shall not be entitled to any additional or future abatement of Monthly Base Rent for the Expansion Space.

5.        Security Deposit; Letter of Credit. Landlord acknowledges that it currently holds the sum of $36,434.00 as a Security Deposit under the Lease, which amount Landlord shall continue to hold throughout the Expansion Term, unless otherwise applied pursuant to the provisions of the Lease. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other laws, statutes, ordinances or other governmental rules, regulations or requirements now in force or which may hereafter be enacted or promulgated, which (i) establish the time frame by which Landlord must refund a security deposit under a lease, and/or (ii) provide that Landlord may claim from the Security Deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums specified in Article I 9 of the Original Lease, and/or those sums reasonably necessary to compensate Landlord for any loss or damage caused by Tenant's breach of the Lease or the acts or omission of Tenant or any Tenant Patty. As used in the Lease a "Tenant Party" shall mean Tenant, any employee of Tenant, or any agent, authorized representative, design consultant or construction manager engaged by or under the control of Tenant.

FIFTH AMENDMENT TO OFFICE LEASE

Landlord is the beneficiary under a ce1tain Letter of Credit as defined in Section 6 of Exhibit F to the Original Lease. The Letter of Credit Amount was amended pursuant to Section 4.2 A. of the Fou1th Amendment and is now $2,500,000. Subject to the Reduction Conditions (as defined in Section 4.2 B. of the Fomth Amendment), the schedule for reductions of the Letter of Credit Amount in Section 4.2 B of the Fourth Amendment is hereby amended as follows: the Letter of Credit Amount shall reduce to (a) $2,000,000.00 effective April I, 2020; (b) $1,500,000 effective as of April I, 2021; and (c) $1,000,000 effective as of April 1, 2023, which amount shall remain the Letter of Credit Amount through the remainder of the Term.

6.         Base Year. As of the Expansion Date, the Base Year shall be calendar year 2018.

7.        Tenant's Share for Expansion Space. As of the Expansion Date, Tenant's Share as it relates to the Expansion Space, shall be 2.33%.

8.        Parking. As of the Expansion Date, Tenant shall have thirty-one (31) additional unreserved parking permits for the Expansion Space. The rates chargeable to Tenant for Building parking permits shall be at the posted monthly parking rates and charges then in effect, plus any and all applicable taxes, provided that such rates may be changed from time to time, in Landlord's sole discretion. All other terms of Tenant's parking shall be as provided in Lease.

9.        Lobby Renovation. Landlord is contemplating the renovation of the lobby of the Building and certain exterior street level renovations ("Lobby Renovation"). Notwithstanding anything in the Lease to the contrary, in addition to and without limiting Landlord's other rights under the Lease, Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Building and the Common Areas. Tenant acknowledges that Landlord shall not be obligated to commence the Lobby Renovation until receiving all required governmental approvals and permits; provided, however, that once commenced, Landlord will prosecute the Lobby Renovation to completion in a diligent manner. Landlord shall complete the Lobby Renovation (a) in a good and workmanlike manner, (b) in compliance with all applicable laws, and (c) lien free. Notwithstanding any provision of this Lease to the contrary, Tenant shall not be entitled to any abatement, deduction or setoff against the Rent payable under the Lease as a result of the Lobby Renovation. In addition, Tenant acknowledges and agrees that construction of the Lobby Renovation may cause, among other things, noise, vibration, dust and odors, and in recognition of the foregoing, Tenant hereby agrees that none of the activities and conditions described hereinabove shall be grounds for any claim by Tenant or any patty claiming through Tenant that Landlord has breached any provision of the Lease.

10.        Acceptance of Premises. Tenant acknowledges that it has been in possession of the Existing Premises for approximately six (6) years, and to Tenant's actual knowledge as of the date hereof Tenant has no claim against Landlord, in connection with the Existing Premises or the Lease. Tenant has made its own inspection of and inquiries regarding the Expansion Space. Therefore, Tenant accepts the Expansion Space in its "as-is" condition. Tenant further acknowledges that Landlord has made no currently effective representation or warranty, express or implied regarding the condition, suitability or usability of the Existing Premises, Expansion Space or the Building for the purposes intended by Tenant except as set fotth in the Lease.

11.        Warranty of Authority. If Landlord or Tenant signs as a corporation or limited liability company or a partnership, each of the persons executing this Fifth Amendment on behalf of Landlord or Tenant hereby covenants and warrants that the applicable entity executing herein below is a duly authorized and existing entity that is qualified to do business in California; that the person(s) signing on behalf of either Landlord or Tenant have full right and authority to enter into this Fifth Amendment; and that each and every person signing on behalf of either Landlord or Tenant are authorized in writing to do so.

FIFTH AMENDMENT TO OFFICE LEASE

12.        Broker Representation. Landlord and Tenant represent to one another that it has dealt with no broker in connection with this Fifth Amendment other than Douglas Emmett Management, LLC for the Landlord and L.A. Realty for the Tenant. Landlord and Tenant shall hold one another harmless from and against any and all liability, loss, damage, expense, claim, action, demand, suit or obligation arising out of or relating to a breach by the indemnifying party of such representation. Landlord agrees to pay all commissions due to the brokers listed above created by Tenant's execution of this Fifth Amendment.

13.        Confidentiality. Landlord and Tenant agree that the covenants and provisions of this Fifth Amendment shall not be divulged to anyone not directly involved in the management, administration, ownership, lending against, or subleasing of the Premises, other than Tenant's or Landlord's counsel-of record or leasing or sub-leasing broker of record.

14.        Governing Law. The provisions of this Fifth Amendment shall be governed by the laws of the State of California.

15.        Reaffirmation. Landlord and Tenant acknowledge and agree that the Lease, as amended herein, constitutes the entire agreement by and between Landlord and Tenant relating to the Premises, and supersedes any and all other agreements written or oral between the patties hereto. Fu1thermore, except as modified herein, all other covenants and provisions of the Lease shall remain unmodified and in full force and effect.

16.        Civil Code Section 1938 Disclosure. Pursuant to California Civil Code Section 1938, Landlord hereby discloses that the Premises have not undergone an inspection by a Ce1tified Access Specialist to determine whether the Premises meet all applicable construction-related accessibility standards. A Certified Access Specialist ("CASp") can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under California law. Although California law does not require a CASp inspection of the Premises, Landlord may not prohibit the Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. Landlord and Tenant shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises.

17.        Submission of Document. The submission of this Fifth Amendment to Tenant shall be for examination purposes only, and does not constitute a reservation of or an option for Tenant to lease, or otherwise create any interest by Tenant in the Premises or any other offices or space situated in the Building. Regardless of whether or not (a) Landlord has delivered to Tenant an unexecuted draft or final version of this Fifth Amendment for Tenant's review and/or signature, (b) this Fifth Amendment has been executed by Tenant only and delivered to Landlord for its review and signature, and/or (c) Tenant has made payments of rent and/or security deposit to Landlord pursuant to this Fifth Amendment, it is understood and agreed that no contractual or other rights shall exist between Landlord and Tenant with respect to the Premises, nor shall this Fifth Amendment be valid, binding on the patties and/or in effect unless and until this Fifth Amendment has been fully executed by Landlord and Tenant and such fully executed Fifth Amendment has been delivered to Tenant.

18.        Digital Counterparts. This Fifth Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same agreement. The patties agree that a digital image of this Fifth Amendment as fully-executed (such as in a po1table document format (.pdf)) when sent to the email address of Tenant, its broker (if any), its attorney (if any), or its authorized agent (if any) shall be deemed delivery of a true and correct original of this Fifth Amendment, and such digital image of this Fifth Amendment shall be admissible as best evidence for the purposes of state law, Federal Rule of Evidence 1002, and the like statutes and regulations.

[Signatures Appear on the Following Page]

FIFTH AMENDMENT TO OFFICE LEASE

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this document, effective as of the later of the date(s) written below.

LANDLORD:	TENANT:
DE PARK AVENUE 10880, LLC,	PUMA BIOTECHNOLOGY, INC.,
a Delaware limited liability company	a Delaware corporation

By: /s/ Andrew B. Goodman	By: /s/ Charles R. Eyler
Andrew B. Goodman	Charles R. Eyler
Senior Vice President	SVP Finance & Admin

Dated: 12/6/17	Dated: 1 December 2017

By:
Name:
Title:

Dated:

EXHIBIT A

EXPANSION SPACE PLAN

A-1

EXHIBIT B

TENANT CONSTRUCTION ADDENDUM

This Tenant Construction Addendum is made by PUMA BIOTECHNOLOGY, INC., a Delaware corporation ("Tenant") and DE PARK AVENUE 10880, LLC, a Delaware limited liability company ("Landlord") in connection with, and as a part of, that ce1tain Lease dated as of October 27, 2017 (the "Lease"). Capitalized terms not defined in this Tenant Construction Addendum shall be as defined in the Lease.

1.        Tenant to Complete Improvements. Tenant shall cause its general contractor ("Contractor") to furnish and install within the Expansion Space those items of general construction shown on any Plans and Specifications approved by Landlord hereunder (the "Improvements"). Landlord shall pay to Tenant an allowance for the Improvements, not to exceed the sum of $20.00 per square foot of Rentable Area in the Expansion Space (the "Tenant Improvement Allowance"), provided, however, Tenant acknowledges Landlord shall have no obligation to disburse any portion of the Tenant Improvement Allowance prior to February I, 2018 or subsequent to December 31, 2018. Out of the Tenant Improvement Allowance (and not in addition to it) Tenant may incur costs of up to $10.00 per square foot of Rentable Area in the Expansion Space for furniture, fixtures and equipment, data cabling and out of pocket relocation costs.

2.        s Reimbursement of Costs. Provided Tenant is not then in Default under the Lease and otherwise complies with this Tenant Construction Addendum, Landlord shall pay to Tenant (or apply against amounts due to Landlord in connection with the completion of the Improvements) an amount equal to the amount reasonably expended by Tenant with respect to the construction of the Improvements, but not to exceed the amount of the Tenant Improvement Allowance. If the cost of the Improvements is anticipated to be greater than the Tenant Improvement Allowance, Landlord shall not be obligated to disburse any po1tion of the Tenant Improvement Allowance until Tenant has covered the excess costs. If the Improvements actually constructed by Tenant's Contractor cost less than the Tenant Improvement Allowance, there shall be no monetary adjustment between Landlord and Tenant or offset against Rent or other sums owed by Tenant to Landlord under the Lease and the entire cost savings shall be retained by Landlord and relinquished by Tenant.

3.        Conditions for Payment of Tenant Improvement Allowance. Landlord will not be obligated to disburse any po1tion of the Tenant Improvement Allowance unless all of the following have occurred: (i) Tenant shall have delivered to Landlord (a) invoices from Contractor for all labor rendered and materials delivered to the Expansion Space or used in the Improvements; and (b) executed unconditional mechanic's lien waiver and releases which comply with California Civil Code Section 8138 from all persons providing goods or services in connection with the Tenant Change. Landlord shall use commercially reasonable effo1ts to disburse any portion of the Tenant Improvement Allowance payable hereunder within thirty (30) days after all conditions have been met. Landlord's disbursement of any amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request, and Landlord shall not be required execute any release forms or other documents as a condition to such delivery. Landlord shall only be obligated to make one disbursement from the Tenant Improvement Allowance.

4.        Process

a)

Architect. Within five (5) days after the execution of this Lease by both patties, Tenant shall submit for the reasonable approval of Landlord the name of a qualified architect/space planner (the "Architect") to prepare a space plan (the "Space Plan") for the Improvements.

b)

Contractor. Within ten (10) days after the execution of this Lease by both parties, Tenant shall submit for the reasonable approval of Landlord the name of a qualified contractor to serve as Contractor for the Improvements. Tenant shall cause Contractor to execute and deliver to Landlord the Contractor Inducement Letter attached hereto as Schedule 1.

c)

Space Plan. Tenant shall promptly cause the Architect to complete the Space Plan and, before any architectural working drawings or engineering drawings have been commenced, shall submit two (2) copies of the Space Plan signed by Tenant to Landlord for Landlord's reasonable approval. The Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Space Plan for the Expansion Space if the same is unsatisfactory in any respect. Landlord may also request clarification or more specific drawings for special use items not included in the Space Plan. Tenant shall promptly revise the Space Plan to correct any deficiencies or other matters Landlord may reasonably require.

B-1

EXHIBIT B

TENANT CONSTRUCTION ADDENDUM

d)

Plans and Specifications. Upon approval of the Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect to complete the architectural and engineering drawings for the Expansion Space (the "Plans and Specifications"). The Plans and Specifications a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form that is complete to allow subcontractors to bid on the work and to obtain all applicable permits. Tenant shall submit for Landlord's reasonable approval two (2) copies of such Plans and Specifications certified by the Architect to Landlord. Tenant may concurrently submit such Plans and Specifications to the appropriate municipal authorities for building permits (provided that such submission shall be at Tenant's sole risk and shall not alter or modify Landlord's right to approve the Plans and Specifications in accordance with the terms hereof). Landlord shall advise Tenant within ten (I 0) business days after Landlord's receipt of the Plans and Specifications for the Expansion Space if the same is unsatisfactory in any respect. Tenant shall promptly revise the Plans and Specifications to correct any deficiencies or other matters Landlord may reasonably require. Tenant will not commence construction of the Expansion Space until the Plans and Specifications have been fully approved by Landlord.

5.         Space Plan. Tenant shall promptly revise the Space Plan to correct any deficiencies or other matters Landlord may reasonably require. Ownership of Improvements. All Improvements shall be deemed Landlord's prope1ty under the terms of the Lease.

6.        Ancillary Work. If Tenant shall contracts for any ancillary work not shown in the Plans and Specifications, such as data and telephone cabling and equipment, furnishings, installation of Tenant's trade fixtures or cabinetry (collectively "Ancillary Work"), Tenant shall (i) obtain Landlord's approval as required by the Lease, (ii) pay for any such Ancillary Work without reimbursement from the Tenant Improvement Allowance , and (iii) cause the Ancillary Work to be conducted in accordance with the Lease in all respects and in such a way as to not hinder or delay the Improvements.

7.        Effect of Reviews and Approvals. Landlord's reviews and approvals shall be solely for its own purposes, and Tenant shall not rely on Landlord's review or approval or any information, whether for quality, design, Code compliance or other matters. Landlord and its agents shall not have any liability whatsoever arising from any review of, or omissions or errors in, any Plans and Specifications or any comments, suggestions, advice or assistance provided to Tenant. Tenant shall be solely responsible for verifying, in the field, dimensions and conditions on the base building plans.

8.        Indemnity. Tenant shall indemnify and hold harmless Landlord and its affiliates and its and their affiliates, members, interest holders, managers, officers, directors, partners, employees, agents, predecessors, successors and assigns from and against all claims, causes of action, liabilities, losses, demands, damages, fines, penalties, judgments and reasonable costs and expenses (including attorneys' fees and costs incurred in the defense thereof), whether for injury to or death of any person or persons, or for damage to property (including any loss of use thereof), or otherwise. that arise out of or in connection with the use of, work in, construction to, or actions in, on, upon or about the Expansion Space by Tenant, Contractor or their respective agents, contractors, directors, employees, licensees, officers, partners or shareholders, including any actions relating to the installation, placement, removal or financing of any Tenant Change, improvements, fixtures and/or equipment in, on, upon or about the Expansion Space.

9.        Communication Protocol. During the planning and construction process, the Landlord Representative and the Tenant Representative shall (i) have full authority and responsibility to act on its behalf with respect to this Tenant Construction Addendum and (ii) hold meetings regarding the progress of the construction of the Improvements on a regular basis (which shall be weekly if deemed reasonably necessary) at reasonable times. Either party may change its representative at any time on notice to the other party.

10.        Insurance Requirements. Tenant shall either obtain and maintain public liability and worker's compensation insurance adequate to fully protect Landlord as well as Tenant from and against any and all liability for death or injury to persons or damage to property caused in or about the Expansion Space by reason completion of any Ancillary Work, or shall cause Tenant's contractors or subcontractors to provide such insurance.

11.        Compliance with Construction Policies.Except as expressly modified in this Tenant Construction Addendum, all of the requirements applicable to Alterations under the Lease.

B-2

SCHEDULE 1

Contractor Inducement Letter

"Landlord":	DE Park Avenue I 0880, LL c/o Douglas Emmett Management, LLC Director of Prope1ty Management 808 Wilshire Boulevard, Suite 200 Santa Monica, California 90401

"Contractor":

Re:	PUMA BIOTECHNOLOGY, INC., a Delaware corporation ("Tenant") 2100 ("Suite") 10880 Wilshire Boulevard, Los Angeles, California 90024 (the "Building")

Contractor has been engaged by Tenant to perform work (the "Work") in or on the Building, which is owned by Landlord. Contractor understands and agrees that, prior to Contractor commencing the Work, Landlord requires that Contractor provide this Contractor Inducement Letter as a material inducement to Landlord's consent to allowing Contractor to perform the Work at the Building. Accordingly, Contractor agrees:

1.

Contractor shall comply, and shall cause its subcontractors, agents and employees to comply, with (i) the "General Rules for Construction" (attached to the Lease between Landlord and Tenant relating to the Expansion Space), a copy of which has been read by Contractor and which shall be applicable to Contractor as though set forth herein in full and (ii) any reasonable written guidelines or instructions regarding performance of the Work given to Contractor on behalf of Landlord.

2.

Contractor shall indemnify and hold harmless Landlord and its affiliates and its and their affiliates, members, interest holders, managers, officers, directors, pa1tners, employees, agents, predecessors, successors and assigns (the "Landlord Parties") from and against all liabilities, claims, damages, losses, liens, causes of actions, judgments, costs and expenses, of whatever kind or nature, including without limitation, bodily injury or death (whether or not those injured or deceased are performing work under this Contractor Inducement Letter or are affiliated with the parties hereto), property damage, costs of litigation (including, without limitation, actual fees and costs for attorneys retained by the Landlord Parties), fines and penalties (collectively, "Claims") based on or alleging the Work, including any Claims alleging (1) any breach of this Contractor Inducement Letter by Contractor, its subcontractors, agents or employees, (2) any negligent acts or omissions of Contractor, its subcontractors, agents or employees, including negligence in the screening, hiring and training of employees, contractors and subcontractors, (3) any failure by Contractor, its subcontractors, agents or employees to comply with any applicable law, regulation, building code or governmental order, (4) any liens against the Building or the Expansion Space based on the Work or (5) any person performing any pa1t of the Work not being paid in full. This indemnification obligation shall not be limited in any way by any limitation on the amount or types of damages, compensation or benefits payable by or for Contractor or its subcontractors under workers compensation or disability laws.

3.

If any liens arise against the Expansion Space or the Building based on the Work, Contractor shall immediately cause such liens to be removed and provide Landlord evidence that the title to the Building and Expansion Space have been cleared of such lien. If Contractor fails to do so, in additional to any other remedies available to Landlord, Landlord may, but is not obligated to use whatever means it may deem appropriate to cause said lien to be removed and any loss, cost damage or expense incidental thereto, together with attorneys' fees, shall be immediately due and payable by Contractor to Landlord.

SCHEDULE 1

4.

Without limiting any other available remedies, and in addition to any retention amounts, Landlord and Manager shall have the right to withhold out of any amounts due Contractor (as in for example, disbursements of any tenant improvement allowance) an amount sufficient to satisfy any lien or Claim and to completely indemnify the Landlord Parties against any damage or costs from such lien or Claim. Any such withholding shall be released if Contractor (at its expense) posts a reasonably acceptable bond or other security in an amount which is sufficient (in the reasonable judgment of the withholding patty) to fully indemnify the Landlord Parties against any lien or Claim involved.

5.

As the Work is for the direct benefit of Landlord as the owner of the Building, Landlord will have the right to pursue rights and remedies directly against Contractor. In any dispute to enforce this Letter, the prevailing party in such litigation shall be entitled to receive its costs (not limited to court costs), expenses and reasonable attorneys' fees from the non-prevailing party as the same may be awarded by the court. Contractor waives any right to consequential, special or indirect damages or loss of anticipated profits. Notwithstanding anything else contained herein to the contrary, Contractor shall look solely to Landlord's interest in the Building and any proceeds from a sale of the Building that actually remain undistributed, for satisfaction of any liabilities or obligations of Landlord under this Agreement. No Landlord Party shall be personally liable for any such liabilities or obligations whatsoever.

The foregoing provisions shall survive the termination or expiration of any agreement between Contractor and Tenant.

ALL OF THE ABOVE TERMS ARE AGREED TO AND ACKNOWLEDGED BY:

CONTRACTOR

Signature

Title